Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE OF CLAIMS
     This Severance Agreement and Release of Claims (“Agreement”) is made and entered into on August 28, 2008 by and between Hamid R. Shokrgozar (“Executive”) and White Electronic Designs Corporation and all of its affiliated companies and divisions (collectively referred to as “Company”) and is intended by the parties hereto to settle and dispose of all claims and liabilities that exist between Executive and Company as indicated herein.
RECITALS
     A. Executive and the Company are parties to that certain Executive Employment Agreement dated December 13, 2007 (the “Employment Agreement”).
     B. Executive’s last day of employment with Company will be August 28, 2008 (the “Termination Date”). Executive will resign from his positions as Chairman of the Board, Chief Executive Officer, President and Director and any other positions and offices he holds with the Company and with each of Company’s subsidiaries and affiliated entities on that date; and
     C. By entering into this Agreement, the parties mutually and voluntarily agree to be legally bound by the terms set forth below.
COVENANTS
     NOW, THEREFORE, for valuable consideration, the parties agree as follows:
I.
     A. The Company agrees to pay Executive the sum of one million six hundred thousand dollars ($1,600,000), plus Executive’s accrued and unused vacation pay, less all lawfully required withholdings. Payment shall be made immediately following the expiration of the seven (7) day revocation period            set forth in Section VII, assuming that Executive has not revoked his signature during that seven (7) day period. The Company will promptly pay Executive all appropriate expense reimbursement requests properly submitted by Executive in compliance with Company policy.
     B. If the Executive elects to continue his group health plan coverage (medical, dental and vision) under Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay for eighteen (18) months following the Termination Date the Company’s portion of the Executive’s COBRA premium equal to the amount paid by the Company before the Executive’s Termination Date. Following such period, until December 13, 2010, the Company shall pay Executive an amount equal to the Company’s portion of the Executive’s COBRA premium in order for Executive to secure health insurance of his choice; provided that such payments shall cease if, during the COBRA period or thereafter, Executive is then covered by reasonably equivalent or superior health insurance provided by any subsequent employer. In addition, the Company shall continue to provide Executive with up to $4,000 per year for unreimbursed medical expenses and with the auto allowance and the disability and life benefits he is receiving from the Company as of the Termination Date, less any required deductions, until December 13, 2010. The life benefits and auto allowance received by Executive shall be on an after-tax basis, such that the Company shall compensate Executive for any federal or state tax payable with respect to such benefit as well as any such tax payable with respect to the compensation called for by this sentence. Such gross up payments shall be made to Executive no later than the last day of the calendar year in which Executive pays such taxes.
     C. The Company will provide outplacement services to the Executive at the outplacement provider of his choice for a period not to exceed eighteen (18) months in the maximum amount of $50,000.
     D. The Company will reimburse Executive for all reasonable attorneys’ fees incurred in connection with this Agreement in the maximum amount of $50,000 (so long as such fees are incurred and paid within six months from the date of this Agreement).
     E. The Company and Executive agree to the following concerning outstanding grants of stock options, restricted stock units (“RSUs”) and performance shares to Executive:
1.	The following vested stock options: (i) 125,000 shares granted on November 10, 1999; (ii) 125,000 shares granted on November 10, 1999; (iii) 150,000 shares granted on May 16, 2001 and (iv) 150,000 shares granted on December 15, 2004 shall terminate, if not exercised, on their respective expiration dates (i.e. November 10, 2009, November 10, 2009, May 16, 2011, and December 15, 2014, respectively);
2.	The vested stock options to acquire 150,000 shares granted on December 3, 1998 shall terminate, if not exercised, on the 90th day following the Termination Date;
3.	The vested stock options to acquire 150,000 shares granted on November 30, 2000 shall terminate on the date hereof;
4.	Assuming Executive does not revoke his signature during the seven day period set forth in Section VII, the Committee shall grant to Executive on the 8th day after the date hereof an option to acquire 150,000 shares of the Company’s Common Stock at an exercise price of $7.25 per share, an expiration date of November 30, 2010, and with such other terms as are contained in the Company’s standard form of option agreement;
5.	Assuming Executive does not revoke his signature during the seven day period set forth in Section VII, the 50,000 shares of restricted stock granted to Executive pursuant to that certain Restricted Stock Units Award Agreement dated December 12, 2007 shall vest on the 8th day after the date hereof;
6.	Assuming Executive does not revoke his signature during the seven day period set forth in Section VII, one-half (50,000 shares) of the performance shares granted to Executive pursuant to that certain Performance Share Award Agreement dated December 12, 2007 shall vest on the 8th day after the date hereof;
7.	Assuming Executive does not revoke his signature during the seven day period set forth in Section VII, one-half (50,000 shares) of the performance shares granted to Executive pursuant to that certain Performance Share Award Agreement dated December 12, 2007 shall vest if the Company’s EBITDA for the fiscal year ended in 2009 equals or exceeds $9,960,000; and
8.	Any other unvested right to receive Company stock shall terminate on the date hereof.
     F. Executive acknowledges that upon receipt of the above, he is not owed any further money or any further equity compensation by the Company.
     G. Executive hereby resigns his positions of Chairman of the Board, Chief Executive Officer, President and Director and any other positions he holds with the Company and with each of Company’s subsidiaries and affiliated entities and the Company hereby accepts the resignations. At the request of Company, Executive agrees to execute any documents reasonably requested to effectuate or to facilitate his resignations. Executive agrees he did not resign as a result of a disagreement of the type referred to in Item 5.02(a)(1) of Form 8-K.
     H. By December 31, 2008, Executive’s Employment Agreement must be amended to either comply with Section 409A of the Internal Revenue Code (“Code”) or to qualify for an exception to the requirements of Code Section 409A. To qualify for an exception to the requirements of Code Section 409A, Executive and the Company hereby amend Executive’s Employment Agreement by the following:
     1. Section 5(f) shall be amended by adding the word “material” between the words “A decrease” in paragraph (ii) and by adding the following language to the end thereof: “Executive shall give written notice of his intent to terminate his employment under this Section 5(f) and the facts underlying his reasons for termination, and during the 10 days thereafter, the Company shall have an opportunity to cure the facts giving rise to the Executive’s reasons for termination of employment.”
     2. Section 6 of the Employment Agreement is amended by adding the following Section 6(h): “Notwithstanding any provision in this Agreement to the contrary, any severance payment paid to you under this Section 6 shall be paid in a lump sum within 30 days following the date of your termination of employment.”
     I. For a period of six (6) months following the Termination Date, Executive agrees to provide consultation and advice, on an as needed and as requested basis, as an independent contractor, to assist in the transition of Executive’s duties to other Company employees. Executive shall be paid based on an hourly rate of $250 for any such services.
II.
     In consideration of the covenants set forth in Paragraph I above and the covenants herein:
     A. Executive, on behalf of himself, his marital community if any, and his heirs or assigns, expressly releases Company and its subsidiaries, affiliated companies, directors, officers, all of their agents, employees, and attorneys; and all their predecessors and successors (collectively the “Released Entities”) from ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES OF ANY NATURE WHATSOEVER WHICH EXECUTIVE HAS, HAD, OR MAY HAVE HAD AGAINST COMPANY OR ANY OR ALL OF THE RELEASED ENTITIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT AND EXISTING FROM THE BEGINNING OF TIME TO THE DATE OF THE EXECUTION OF THIS AGREEMENT AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE EMPLOYMENT AGREEMENT AND THE TERMINATION OF HIS EMPLOYMENT.
     By signing this Agreement, Executive agrees to FULLY WAIVE AND RELEASE ALL CLAIMS without limitation, such as attorneys’ fees, and all rights and claims arising out of, or relating to, his employment or termination from employment, with the Company including, BUT NOT LIMITED TO, any claim or other proceeding arising under:
•	The Civil Rights Act of 1866 (“Section 1981”);
•	Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991;
•	The Americans with Disabilities Act (“ADA”);
•	The Age Discrimination in Employment Act (“ADEA”);
•	The Labor Management Relations Act (“LMRA”);
•	The National Labor Relations Act (“NLRA”);
•	The Fair Labor Standards Act (“FLSA”);
•	The Family and Medical Leave Act of 1993 (“FMLA”);
•	The Arizona Civil Rights Act;
•	The Arizona Employment Protection Act;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”); and/or
•	Any common law or statutory cause of action arising out of Executive’s employment or termination of employment with the Company.
     This Agreement may be used to completely bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local or other law relating to this Agreement or to Executive’s employment and/or termination of employment with Company or its subsidiaries, affiliates, related entities, predecessors, parents or divisions. Furthermore, Executive specifically agrees that he will not be entitled to any further payment of any kind following any future “Change in Control” as defined in the Employment Agreement. Notwithstanding any provision hereof to the contrary, however, Executive does not release his rights to indemnification under provisions of the Company’s articles of incorporation, bylaws or applicable law.
     B. Executive shall deliver to Company any Company property, including any documents, materials, files, or computer files, or copies, reproductions, duplicates, transcriptions, or replicas thereof, relating to Company’s business or affairs, which are in Executive’s possession or control, or of which Executive is aware.
     C. Executive hereby agrees to comply with the all of the restrictions and requirements in Sections 4, 7 and 14 of his Employment Agreement.
III.
     The provisions of this Agreement are severable. This means that if any provision is invalid, it will not affect the validity of the other provision. If the scope of any restrictions of this Agreement should ever be deemed to exceed that permitted by applicable law or be otherwise overbroad, Executive agrees that a court of competent jurisdiction shall enforce that restriction to the maximum scope permitted by law under the circumstances.
IV.
     Executive agrees that he will not seek nor accept employment in the future with the Company or any of its subsidiaries, affiliates, successors, or divisions.
V.
     By his signature below, Executive affirms that he has been given at least 21 days during which to consider this Agreement. Executive has been advised to seek legal counsel prior to signing this Agreement.
VI.
     The Company and Executive mutually agree not to disparage the other, either directly or indirectly. However, nothing in this Section precludes either party from testifying or participating in any legal proceeding in which the party is required by law to provide information about the other party. The Company agrees to issue a press release in the form attached hereto as Exhibit A to announce this Agreement.
VII.
     Executive may revoke this Agreement at any time within seven (7) days following his execution of the Agreement. Such revocation must be provided in writing and received during the seven (7) day revocation period. To be effective, the revocation must be received by the following individual:
Roger A. Derse
Chief Financial Officer
White Electronic Designs Corporation
3601 East University Drive, Suite 475
Phoenix AZ 85034
     This Agreement shall not become effective or enforceable until the foregoing revocation period has expired.
VIII.
     Executive agrees that all requests for employment verification with the Company be directed to the Company’s Chief Financial Officer. The Company agrees that it will provide only Executive’s position, dates of employment and the fact that he resigned, in response to such employment verification requests.
IX.
     This Agreement supersedes and replaces all prior discussions, understandings, and oral agreements between the parties except as noted herein, and contains the entire agreement between them on the matters herein contained. This Agreement may not be changed orally, but only by a written agreement signed by Executive and Company.
X.
     The laws of the State of Arizona will apply to this Agreement.
XI.
     The Company intends that the payments to which Executive is entitled under this Agreement comply with the short-term deferral exception to the requirements of Code Section 409A as defined in Treasury Regulation Section 1.409A-1(b)(4). In order to meet the requirements of the short-term deferral exception, despite any other provision of this Agreement to the contrary, such payment shall be paid at the time stated in Section 6(h) of the Employment Agreement and in no event later than March 15, 2009. In addition, the Company intends that the payment of COBRA premiums pursuant to Section I.B., the payment of certain outplacement expenses pursuant to Section I.C. and the payment of certain legal fees pursuant to Section I.D., fit within the exception to Section 409A for certain reimbursements as defined in Treasury Regulation Section 1.409A-1(b)(9)(v).

XII.
     Except as otherwise provided herein, the Company, on behalf of itself and its subsidiaries, affiliated companies, and all their predecessors and successors hereby release Executive and his heirs or assigns, (collectively the “Released Parties”) from ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES OF ANY NATURE WHATSOEVER WHICH THE COMPANY HAS, HAD, OR MAY HAVE HAD AGAINST THE RELEASED PARTIES OR ANY OR ALL OF THE RELEASED PARTIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT AND EXISTING FROM THE BEGINNING OF TIME TO THE DATE OF THE EXECUTION OF THIS AGREEMENT AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE EMPLOYMENT AGREEMENT AND THE TERMINATION OF HIS EMPLOYMENT.
     By signing this Agreement, the Company agrees to FULLY WAIVE AND RELEASE ALL CLAIMS.
     This Agreement may be used to completely bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local or other law relating to this Agreement or to Executive’s employment and/or termination of employment with Company or its subsidiaries, affiliates, related entities, predecessors, parents or divisions.

/s/ Hamid R. Shokrgozar	Date:

Hamid R. Shokrgozar

WHITE ELECTRONIC DESIGNS CORPORATION

/s/ Edward A. White	Date:

Edward A. White